Exhibit 4.3

Execution Version

FOURTH SUPPLEMENTAL INDENTURE

Dated as of September 19, 2019

to

INDENTURE

Dated as of November 8, 2016

by and among

WPC Eurobond B.V., as Issuer

W. P. Carey Inc., as Guarantor

and

U.S. Bank National Association, as Trustee

TABLE OF CONTENTS

Page
Article One DEFINITIONS	2

Section 101 Certain Terms Defined in the Indenture	2
Section 102 Definitions	2

Article Two CERTAIN COVENANTS	8

Section 201 Limitation on Incurrence of Debt	8
Section 202 Limitation on the Incurrence of Secured Debt	8
Section 203 Limitation on the Incurrence of Debt Based on Consolidated EBITDA to Annual Debt Service Charge	8
Section 204 Maintenance of Unencumbered Asset Value	9

Article Three	9

Section 301 Possible Future Operating Partnership Guarantee	9
Section 302 Ranking	9
Section 303 Waiver of Reimbursement, Indemnity and Subrogation Rights	9
Section 304 Release of any Operating Partnership Guarantee	10
Section 301 Supplemental Indenture	10

Article Four FORM AND TERMS OF THE NOTES	10

Section 401 Form and Dating	10
Section 402 Certain Terms of the Notes	13
Section 403 Redemption	14
Section 404 Additional Terms	15

Article Five MISCELLANEOUS	16

Section 501 Relationship with Indenture	16
Section 502 Trust Indenture Act Controls	16
Section 503 Disclaimer	17
Section 504 Governing Law	17
Section 505 Multiple Counterparts	17
Section 506 Severability	17
Section 507 Ratification	17
Section 508 Headings	18
Section 509 Effectiveness	18

EXHIBIT A	1

i

Fourth Supplemental Indenture

This Fourth Supplemental Indenture, dated as of September 19, 2019 (this “Fourth Supplemental Indenture”), by and among WPC Eurobond B.V., a Dutch private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid), as issuer (the “Company”), W.P. Carey Inc., a Maryland corporation, as guarantor (the “Guarantor”), and U.S. Bank National Association, as trustee (the “Trustee”), supplements that certain Indenture, dated as of November 8, 2016, by and among the Company, the Guarantor and the Trustee (the “Original Indenture,” and together with the Fourth Supplemental Indenture, the “Indenture”).

RECITALS

The Company has duly authorized the execution and delivery of the Indenture to provide for the issuance from time to time of its unsecured and unsubordinated debentures, notes or other evidences of indebtedness (the “Securities”, which term shall include the related Guarantee (as defined below) unless the context otherwise requires), unlimited as to principal amount, to bear such fixed or floating rates of interest, to mature at such time or times, to be issued in one or more series and to have such other provisions as provided for in the Indenture;

The Guarantor has duly authorized the execution and delivery of the Indenture to provide for the guarantee (the “Guarantee”) by the Guarantor of the payment of the Securities and any other obligations of the Company pursuant to the Indenture in respect of such Securities.

The Indenture provides that the Securities shall be in the form as may be established by or pursuant to a Board Resolution and set forth in an Officer’s Certificate or as may be established in one or more supplemental indentures thereto, in each case with such appropriate insertions, omissions, substitutions and other variations as are required or permitted by the Indenture;

The Company, the Guarantor, Elavon Financial Services DAC and U.S. Bank National Association have executed and delivered the Paying Agency Agreement dated as of September 19, 2019 to appoint Elavon Financial Services DAC as Paying Agent, and U.S. Bank National Association as Registrar and Transfer Agent;

The parties hereto are entering into this Fourth Supplemental Indenture to establish the terms of the Securities created on or after the date of this Fourth Supplemental Indenture; and

The Company has determined to issue and deliver, the Guarantor has agreed to guarantee pursuant to the terms of the Indenture and the Trustee shall authenticate, a series of Securities designated as the Company’s “1.350% Senior Notes due 2028” (hereinafter called the “Notes”, which term shall include the related Guarantee with respect to such Notes unless the context otherwise requires) pursuant to the terms of this Fourth Supplemental Indenture and substantially in the form as herein set forth, with such appropriate insertions, omissions, substitutions and other variations as are required or permitted by the Indenture and this Fourth Supplemental Indenture.

NOW, THEREFORE, THIS FOURTH SUPPLEMENTAL INDENTURE WITNESSETH:

For and in consideration of the premises stated herein, the parties hereto hereby enter into this Fourth Supplemental Indenture, for the equal and proportionate benefit of all Holders of the Securities and, to the extent expressly set forth herein, Future Securities, as follows:

Article One

DEFINITIONS

Section 101 Certain Terms Defined in the Indenture.

For purposes of this Fourth Supplemental Indenture, all capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Indenture, as amended and supplemented hereby.

Section 102 Definitions.

For all purposes of this Fourth Supplemental Indenture:

“Acquired Debt” means Debt of a Person:

(1)	existing at the time such Person is merged or consolidated with or into the Guarantor or any of its Subsidiaries or becomes a Subsidiary of the Guarantor; or

(2)	assumed by the Guarantor or any of its Subsidiaries in connection with the acquisition of assets from such Person.

Acquired Debt shall be deemed to be incurred on the date the acquired Person is merged or consolidated with or into the Guarantor or any of its Subsidiaries or becomes a Subsidiary of the Guarantor or the date of the related acquisition, as the case may be.

“Annual Debt Service Charge” means, for any period, the interest expense of the Guarantor and its Subsidiaries on a pro forma basis for such period (determined on a consolidated basis in accordance with GAAP).

“Business Day” means any day, other than a Saturday or Sunday, (i) which is not a day on which banking institutions in the City of New York or London are authorized or required by law, regulation or executive order to close and (ii) on which the Trans-European Automated Real-Time Gross Settlement Express Transfer system (the TARGET2 system) or any successor thereto, is open.

“Capitalization Rate” means 7.50%.

“Certificated Notes” has the meaning set forth in Section 401(3) of this Fourth Supplemental Indenture.

“Clearing System” means Euroclear or Clearstream, as the case may be and/or any additional or alternative clearing system approved by the Company, the Trustee and the Paying Agent (provided that such additional or alternative clearing system must also be authorized to hold the Notes as eligible collateral for Eurosystem monetary policy and intra-day credit operations) collectively.

2

“Clearstream” means Clearstream Banking, S.A. and its successors.

“Comparable Government Bond” means, in relation to any Comparable Government Bond Rate calculation, at the discretion of an Independent Investment Banker, a German government bond whose maturity is closest to the maturity of the Notes to be redeemed, or if the Independent Investment Banker in its discretion determines that such similar bond is not in issue, such other German government bond as such Independent Investment Banker may, with the advice of three brokers of, and/or market makers in, German government bonds selected by such Independent Investment Banker, determine to be appropriate for determining the Comparable Government Bond Rate.

“Comparable Government Bond Rate” means the price, expressed as a percentage (rounded to three decimal places, with 0.0005 being rounded upwards), at which the gross redemption yield on the Notes to be redeemed, if they were to be purchased at such price on the third Business Day prior to the date fixed for redemption, would be equal to the gross redemption yield on such Business Day of the Comparable Government Bond on the basis of the middle market price of the Comparable Government Bond prevailing at 11:00 a.m. (London time) on such Business Day as determined by an Independent Investment Banker.

“Consolidated EBITDA” means the Net Income (Loss) of the Guarantor and its Subsidiaries on a pro forma basis for the applicable period, plus (a) the sum of the following amounts of the Guarantor and its Subsidiaries on a pro forma basis for such period (determined on a consolidated basis in accordance with GAAP) to the extent included in the determination of such Net Income (Loss): (i) depreciation expense, (ii) amortization expense and other non-cash charges, (iii) interest expense, (iv) income tax expense, (v) extraordinary losses and other non-recurring charges (and other losses on asset sales not otherwise included in extraordinary losses and other non-recurring charges), (vi) noncontrolling interests, and (vii) adjustments as a result of the straight lining of rents, less (b) extraordinary gains (including, without limitation, gains on asset sales and gains resulting from the early extinguishment of indebtedness, in each case not otherwise included in extraordinary gains) of the Guarantor and its Subsidiaries on a pro forma basis for such period (determined on a consolidated basis in accordance with GAAP) to the extent included in the determination of such Net Income (Loss).

“Office of the Paying Agent” means, initially, the office of Elavon Financial Services DAC, located at 125 Old Broad Street, London EC2N 1AR, United Kingdom.

“CSK” means Euroclear or Clearstream acting in the capacity of common safekeeper of the Global Note for the Clearing Systems or a person nominated by the Clearing Systems to perform the role of common safekeeper.

“Debt” means, any indebtedness of the Guarantor or any Subsidiary, whether or not contingent, in respect of:

(1)	borrowed money or evidenced by bonds, notes, debentures, loan agreements or similar instruments;

3

(2)	indebtedness secured by any Lien on any property or asset owned by the Guarantor or any Subsidiary, but only to the extent of the lesser of the amount of indebtedness so secured and the fair market value (determined in good faith by the board of directors of the Guarantor or a duly authorized committee thereof) of the property subject to such Lien;

(3)	reimbursement obligations, contingent or otherwise, in connection with any letters of credit actually issued or amounts representing the balance deferred and unpaid of the purchase price of any property except any such balance that constitutes an accrued expense or trade payable; or

(4)	any lease of property by the Guarantor or any Subsidiary as lessee which is required to be reflected on the consolidated balance sheet of the Guarantor as a capitalized lease in accordance with GAAP, and also includes, to the extent not otherwise included, any non-contingent obligation of the Guarantor or any Subsidiary to be liable for, or to pay, as obligor, guarantor or otherwise (other than for purposes of collection in the ordinary course of business), Debt of the types referred to above of another Person other than the Guarantor or any Subsidiary (it being understood that Debt shall be deemed to be incurred by the Guarantor or any Subsidiary whenever such Person shall create, assume, guarantee or otherwise become liable in respect thereof).

“Euro” or “€” means single currency introduced at the third stage of the European Monetary Union pursuant to the Treaty establishing the European Community, as amended.

“Euroclear” means Euroclear Bank SA/NV and its successors, as operator of the Euroclear system.

“Funded Debt” means any indebtedness for borrowed money that is (i) in the form of, or represented by, bonds, notes, debentures or other debt securities and has an aggregate principal amount outstanding of at least $50 million or (ii) incurred pursuant to a credit agreement or other agreement providing for revolving credit loans, term loans or other debt and has an aggregate principal amount outstanding or committed of at least $50 million; excluding, in each instance, indebtedness of the Operating Partnership (as defined below) owed to the Company or the Guarantor.

“Future Securities” has the meaning set forth in Article Two of this Fourth Supplemental Indenture.

“GAAP” means generally accepted accounting principles in the United States of America as set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States of America, that are applicable to the circumstances as of the date of determination, consistently applied.

“Global Notes” has the meaning set forth in Section 401(1) of this Fourth Supplemental Indenture.

4

“Independent Investment Banker” means each of Merrill Lynch International, J.P. Morgan Securities plc and Barclays Bank PLC and their respective successors, or, if none of such firms are willing or able to select the Comparable Government Bond, an independent investment banking institution of international standing appointed by the Company.

“Lease”  means a lease, license, concession agreement or other agreement providing for the use or occupancy of any portion of any Project, including all amendments, supplements, modifications and assignments thereof and all side letters or side agreements relating thereto.

“Lien” means any mortgage, deed of trust, lien, charge, pledge, security interest, security agreement or other encumbrance of any kind.

“Managed REIT” means a REIT managed or advised by the Guarantor or any of its Subsidiaries.

“Management Contract” means a management contract or advisory agreement under which the Guarantor or any of its Subsidiaries provides management and advisory services to a third party, consisting of management of properties or provision of advisory services on property acquisition and dispositions, equity and debt placements and related transactional matters.

“Management Revenues” means, for any period, an amount equal to the aggregate sum of revenues for such period earned by the Guarantor and its Subsidiaries on a pro forma basis from providing management and advisory services under Management Contracts (determined on a consolidated basis in accordance with GAAP), including asset management revenue, performance revenue, structuring revenue, advisor's participation in cash flow (if any), interest income or any revenue earned as stipulated in a Management Contract and booked for financial reporting purposes, and distributions received for such period related to the ownership of equity in managed funds and Managed REITs but excluding revenue related to reimbursed costs; provided, however, that Management Revenues shall exclude any revenues earned under Management Contracts, or distributions received, by the Guarantor and its Subsidiaries on a pro forma basis from a current Subsidiary that has not been a Subsidiary for the entirety of such period.

“Market Exchange Rate” means the noon buying rate in The City of New York for cable transfers of Euro as certified for customs purposes (or, if not so certified, as otherwise determined) by the Federal Reserve Bank of New York.

“Net Income (Loss)” means the aggregate of net income (or loss) of the Guarantor and its Subsidiaries on a pro forma basis for the applicable period (determined on a consolidated basis in accordance with GAAP).

“Operating Partnership” has the meaning set forth in the definition of “UPREIT Reorganization.”

“Operating Partnership Guarantee” has the meaning set forth in Section 301 of this Fourth Supplemental Indenture.

5

“Paying Agent” means Elavon Financial Services DAC, as Paying Agent for the Notes, or any successor entity appointed by the Company as Paying Agent for the Notes in London.

“Project” means any office, industrial/manufacturing facility, educational facility, retail facility, distribution/warehouse facility, assembly or production facility, hotel, day care center, storage facility, health care/hospital facility, restaurant, radio or TV station, broadcasting/communication facility (including any transmission facility), any combination of any of the foregoing, or any land to be developed into any one or more of the foregoing pursuant to a written agreement with respect to such land for a transaction involving a Lease (or franchise agreement, in the case of a hotel), in each case owned, directly or indirectly, by any of the Guarantor or its Subsidiaries.

“Property EBITDA” means, for any period, an amount equal to Consolidated EBITDA plus corporate level general and administrative expenses less Management Revenues.

“Registrar” means U.S. Bank National Association, as Registrar for the Notes, or any successor entity appointed by the Company as Registrar for the Notes.

“REIT” means a domestic trust or corporation that qualifies as a real estate investment trust under the provisions of Sections 856 et seq. of the Code.

“Subsidiary” means (1) any Person (as defined in the indenture but excluding an individual), a majority of the outstanding voting stock, partnership interests, membership interests or other equity interests, as the case may be, of which is owned or controlled, directly or indirectly, by the Guarantor and/or by one or more other Subsidiaries of the Guarantor, as the case may be, that is consolidated in the financial statements of the Guarantor, in accordance with GAAP and (2) and any other Persons that are consolidated with the Guarantor for purposes of GAAP; provided, however, that calculations with respect to a current Subsidiary that has not been a Subsidiary for the entire period covered by such calculation applicable to the Notes shall be calculated on a pro forma basis as if such Subsidiary was a Subsidiary as of the first day of such period. For the purposes of this definition, “voting stock, partnership interests, membership interests or other equity interests” means stock or interests having voting power for the election of directors, trustees or managers (or similar members of the governing body of such Person), as the case may be, whether at all times or only so long as no senior class of stock has such voting power by reason of any contingency.

“Total Asset Value” means, as of any date, the sum of, without duplication:

(1)	in respect of Projects owned or ground-leased by the Guarantor and its Subsidiaries for at least four fiscal quarters (whether or not the applicable Subsidiary of the Guarantor has been a Subsidiary of the Guarantor for at least four fiscal quarters), the Property EBITDA (excluding any EBITDA attributable to investments in unconsolidated limited partnerships, unconsolidated limited liability companies and other unconsolidated entities) for such Projects for the previous four consecutive fiscal quarters divided by the Capitalization Rate;

6

(2)	in respect of Projects owned or ground-leased by the Guarantor and its Subsidiaries for less than four fiscal quarters, the cost (original cost plus capital improvements) of such Projects and related intangibles, before depreciation and amortization, determined on a consolidated basis in accordance with GAAP; and

(3)	for all other assets of the Guarantor and its Subsidiaries, excluding accounts receivable and intangible assets, the value as determined in accordance with GAAP.

“Total Unencumbered Asset Value” means, as of any date, the sum of, without duplication:

(1)	in respect of Projects owned or ground-leased by the Guarantor and its Subsidiaries for at least four fiscal quarters (whether or not the applicable Subsidiary of the Guarantor has been a Subsidiary of the Guarantor for at least four fiscal quarters) and which are not subject to a Lien, the Property EBITDA (excluding any EBITDA attributable to investments in unconsolidated limited partnerships, unconsolidated limited liability companies and other unconsolidated entities) for such Projects for the previous four consecutive fiscal quarters divided by the Capitalization Rate;

(2)	in respect of Projects owned or ground-leased by the Guarantor and its Subsidiaries for less than four fiscal quarters and which are not subject to a Lien, the cost (original cost plus capital improvements) of such Projects and related intangibles, before depreciation and amortization, determined on a consolidated basis in accordance with GAAP; and

(3)	for all other assets of the Guarantor and its Subsidiaries not subject to a Lien, excluding accounts receivable and intangible assets, the value as determined in accordance with GAAP; all determined on a consolidated basis in accordance with GAAP; provided, however, that, all investments in unconsolidated limited partnerships, unconsolidated limited liability companies and other unconsolidated entities shall be excluded from Total Unencumbered Asset Value.

“Trustee” has the meaning set forth in the first paragraph of this Fourth Supplemental Indenture.

“United States” means the United States of America (including the states and the District of Columbia and any political subdivision thereof).

“United States person” means: any individual who is a citizen or resident of the United States for U.S. federal income tax purposes; a corporation, partnership or other entity created or organized in or under the laws of the United States, any state of the United States or the District of Columbia, including an entity treated as a corporation for Unites States income tax purposes; or any estate or trust the income of which is subject to United States federal income taxation regardless of its source.

7

“Unsecured Debt” means Debt of the Guarantor or any of its Subsidiaries that is not secured by a Lien on any property or assets of the Guarantor or any of its Subsidiaries.

“UPREIT Reorganization” means a reorganization of the Guarantor and its subsidiaries into an umbrella partnership real estate investment trust, including by converting WPC Holdco LLC, a direct wholly-owned subsidiary of the Guarantor that currently owns all or substantially all of the Guarantor’s assets, into a limited partnership (the “Operating Partnership”), in which the Guarantor would initially own all or substantially all of the equity interests in the Operating Partnership, including all of the non-economic equity interests of the general partner thereof.

Article Two

CERTAIN COVENANTS

In addition to the covenants set forth in Sections 1101 through 1104, inclusive, of the Original Indenture, there are established the following covenants for the benefit of Holders of the Notes and each series of Securities issued on or subsequent to the date hereof (“Future Securities”) and to which such Notes and Future Securities shall be subject and to which Sections 502(3) and 1105 of the Original Indenture shall apply:

Section 201 Limitation on Incurrence of Debt. The Guarantor shall not, and shall not permit any of its Subsidiaries to, incur any Debt if, immediately after giving effect to the incurrence of such Debt and the application of the proceeds from such Debt on a pro forma basis, the aggregate principal amount of all of its and its Subsidiaries’ outstanding Debt (determined on a consolidated basis in accordance with GAAP) is greater than 60% of its and its Subsidiaries’ Total Asset Value.

Section 202 Limitation on the Incurrence of Secured Debt. In addition to the limitation set forth in Section 201 above, the Guarantor shall not, and shall not permit any of its Subsidiaries to, incur any Debt (including, without limitation, Acquired Debt) secured by any Lien on any of its or any of its Subsidiaries’ property or assets if, immediately after giving effect to the incurrence of such Debt and the application of the proceeds from such Debt on a pro forma basis, the aggregate principal amount of all of its and its Subsidiaries’ outstanding Debt (determined on a consolidated basis in accordance with GAAP) secured by a Lien on any of its or its Subsidiaries’ property or assets is greater than 40% of its and its Subsidiaries’ Total Asset Value.

Section 203 Limitation on the Incurrence of Debt Based on Consolidated EBITDA to Annual Debt Service Charge. In addition to the limitations set forth in Sections 201 and 202 above, the Guarantor shall not, and shall not permit any of its Subsidiaries to, incur any Debt if, immediately after giving effect to the incurrence of such Debt and the application of the proceeds from such Debt on a pro forma basis, the ratio of Consolidated EBITDA to Annual Debt Service Charge (determined on a consolidated basis in accordance with GAAP) for the period consisting of the four consecutive fiscal quarters most recently ended prior to the date on which such Debt is to be incurred (for which consolidated financial statements have been filed with the Commission on Form 10-K or Form 10-Q, as the case may be, or, if such filing is not permitted under the Exchange Act, with the Trustee) shall have been less than 1.5:1, calculated on the following assumptions: (1) such Debt and any other Debt (including, without limitation, Acquired Debt) incurred by the Guarantor or any of its Subsidiaries since the first day of such four consecutive fiscal quarterly period had been incurred, and the application of the proceeds from such Debt (including to repay or retire other Debt) had occurred, on the first day of such period; (2) the repayment or retirement of any other Debt of the Guarantor or any of its Subsidiaries since the first day of such four consecutive fiscal quarterly period had occurred on the first day of such period (except that, in making this computation, the amount of Debt under any revolving credit facility, line of credit or similar facility shall be computed based upon the average daily balance of such Debt during such period); and (3) in the case of any acquisition or disposition by the Guarantor or any of its Subsidiaries of any asset or group of assets with a fair market value in excess of $1.0 million since the first day of such four consecutive fiscal quarterly period, whether by merger, stock purchase or sale or asset purchase or sale or otherwise, such acquisition or disposition had occurred as of the first day of such period with the appropriate adjustments with respect to such acquisition or disposition being included in such pro forma calculation.

If the Debt giving rise to the need to make the calculation described above or any other Debt incurred after the first day of the relevant four-quarter period bears interest at a floating rate, then, for purposes of calculating the Annual Debt Service Charge, the interest rate on such Debt shall be computed on a pro forma basis by applying the average daily rate which would have been in effect during the entire such four consecutive fiscal quarterly period to the greater of the amount of such Debt outstanding at the end of such period or the average amount of such Debt outstanding during such period.

Section 204 Maintenance of Unencumbered Asset Value. The Guarantor shall not have at any time Total Unencumbered Asset Value of less than 150% of the aggregate principal amount of all of its and its Subsidiaries' outstanding Unsecured Debt (determined on a consolidated basis in accordance with GAAP).

Article Three

Section 301. Possible Future Operating Partnership Guarantee. Upon and following consummation of the UPREIT Reorganization, if the Operating Partnership incurs or assumes any recourse Funded Debt, or guarantees or otherwise becomes obligated with respect to any other entity's Funded Debt, then the Guarantor shall cause the Operating Partnership, within 10 Business Days of such incurrence, assumption, guarantee or other action, to (i) execute and deliver to the Trustee a supplemental indenture, in form reasonably satisfactory to the Trustee, pursuant to which the Operating Partnership shall fully, unconditionally and irrevocably guarantee all of the payment and other obligations under the Notes and any Future Securities in a timely manner on a senior unsecured basis on terms consistent with the Guarantee (the “Operating Partnership Guarantee”) and (ii) deliver to the Trustee an Officer's Certificate and an opinion of counsel to the effect that each of such supplemental indenture and such Operating Partnership Guarantee has been duly authorized, executed and delivered by, and constitutes a valid, legally binding and enforceable obligation of, the Operating Partnership, except insofar as enforcement thereof may be limited by bankruptcy, insolvency or similar laws or by general principles of equity. Any such Operating Partnership Guarantee shall provide that holders of the Notes and any Future Securities shall be entitled to proceed directly against the Operating Partnership without exercising their remedies against any other obligor.

Section 302. Ranking. Any Operating Partnership Guarantee shall rank equally and ratably with all other existing and future unsecured and unsubordinated indebtedness of the Operating Partnership, shall rank senior to any subordinated indebtedness of the Operating Partnership that is not secured, and shall effectively rank junior to (i) any secured indebtedness of the Operating Partnership to the extent of the value of the collateral securing such indebtedness and (ii) to all of the indebtedness and other liabilities, whether secured or unsecured, if any, and any preferred equity of the subsidiaries of the Operating Partnership.

Section 303. Waiver of Reimbursement, Indemnity and Subrogation Rights. If and for so long as the Operating Partnership guarantees the Notes or any Future Securities, it shall agree in the supplemental indenture that it shall waive and shall not in any manner whatsoever claim or take the benefit or advantage of any right of reimbursement, indemnity or subrogation or any other right as a result of any payment by the Operating Partnership under any Operating Partnership Guarantee until the Notes, or such Future Securities, have been paid in full.

Section 304. Release of any Operating Partnership Guarantee. Any Operating Partnership Guarantee shall be automatically released if (i) the Guarantor exercises its option to discharge its obligations with respect to this Fourth Supplemental Indenture or the Notes, as applicable, pursuant to Article Five in the Original Indenture, or (ii) the Operating Partnership is no longer obligated on any other Funded Debt.

Section 305. Supplemental Indenture. The supplemental indenture shall provide that the obligations of the Operating Partnership under any Operating Partnership Guarantee shall be limited as necessary to prevent such Operating Partnership Guarantee from constituting a fraudulent conveyance or fraudulent transfer under applicable law.

Article Four

FORM AND TERMS OF THE NOTES

This Article Four applies solely to the Notes and shall not affect the rights under the Original Indenture of the Holders of Securities of any other series.

Section 401 Form and Dating.

The Notes and the Trustee’s certificate of authentication shall be substantially in the form of Exhibit A attached hereto. The Notes shall be executed on behalf of the Company by two officers of the Company specified in Section 303 of the Original Indenture. The Notes may have such appropriate insertions, omissions, substitutions and other variations as are required or permitted by or pursuant to Original Indenture or this Fourth Supplemental Indenture and may have such letters, numbers or other marks of identification and such legends or endorsements placed thereon as may, consistently with the Original Indenture, be determined by the officer of the Company executing the Notes as evidenced by the execution of the Notes. Each Note shall be dated the date of its authentication or, if later (in the case of Notes issued in fully-registered global form pursuant to Section 401(1)), effectuation. The Notes and any beneficial interest in the Notes shall be in minimum denominations of €100,000 and integral multiple of €1,000 in excess thereof.

The terms and notations contained in the Notes shall constitute, and are hereby expressly made, a part of the Original Indenture as supplemented by this Fourth Supplemental Indenture; and the Company, the Guarantor and the Trustee, by their execution and delivery of this Fourth Supplemental Indenture, expressly agree to such terms and provisions and to be bound thereby; provided, that, to the extent of any inconsistency between the terms and provisions in the Original Indenture, as supplemented by this Fourth Supplemental Indenture, and those contained in the Notes, the Notes shall govern.

(1)               Global Notes. The Notes designated herein shall be issued initially in the form of one or more fully-registered permanent global Securities (the “Global Notes” and each, a “Global Note”) without coupons, kept by the CSK, as common safekeeper for the Clearing Systems, in accordance with applicable safekeeping procedures.

It is intended that the Notes, while represented by one or more Global Notes, shall be recognized as eligible collateral for Eurosystem monetary policy and intra-day credit operations by the Eurosystem upon their issuance. The Company and the Guarantor shall use their reasonable best efforts to maintain and satisfy any requirements for such Eurosystem collateral eligibility.

(2)               Book-Entry Provisions. This Section 401(2) shall apply only to the Global Notes kept by the CSK in accordance with applicable safekeeping procedures.

The Company shall execute and the Trustee shall, in accordance with this Section 401(2), authenticate and the CSK shall effectuate the Notes as herein provided. The aggregate principal amount of the Global Note may from time to time be increased or decreased by adjustments made on the Note Register.

Members of, or participants in, the Clearing Systems (“Agent Members”) shall have no rights under the Indenture with respect to any Global Note held on their behalf by the Clearing Systems or by the CSK as common safekeeper for the Clearing Systems or under such Global Note, and the nominee of the CSK may be treated by the Company, the Guarantor, the Trustee, the Registrar, the Paying Agent, and any respective agent of the Company, the Guarantor, the Trustee, the Registrar or the Paying Agent, as applicable, as the absolute owner and Holder of such Global Note for all purposes whatsoever. Notwithstanding the foregoing, nothing herein shall prevent the Company, the Guarantor, the Trustee, the Registrar, the Paying Agent or any respective agent of the Company, the Guarantor, the Trustee, the Registrar or the Paying Agent, as applicable, from giving effect to any written certification, proxy or other authorization furnished by the Clearing Systems or impair, as between the CSK, the Clearing Systems and its Agent Members, the operation of customary practices of the Clearing Systems governing the exercise of the rights of owners of beneficial interests in any Global Note.

(3)               Certificated Notes. Except as provided below, owners of beneficial interests in Global Notes shall not be entitled to receive Certificated Notes (as defined below). If required to do so pursuant to any applicable law or regulation, owners of a beneficial interest in the Notes may obtain Certificated Notes in exchange for their beneficial interests in a Global Note upon written request in accordance with the Clearing Systems’ and the Registrar’s procedures.

The Global Note shall be exchanged for one or more Notes in definitive, fully registered certificated form, without coupons (the “Certificated Notes”), if (i) the Company has been notified that the Clearing Systems (or any additional or alternative clearing system approved by the Company, the Guarantor, the Trustee the Registrar and the Paying Agent on behalf of which the Global Note may be held) has been closed for business for a continuous period of 14 days (other than by reason of holidays, statutory or otherwise) or has announced an intention permanently to cease business or does in fact do so or (ii) an Event of Default in respect of the Notes has occurred and is continuing and the Registrar has received a request from the Clearing Systems.

Upon surrender by a Clearing System of the Global Note, Certificated Notes shall be issued to each person that the Clearing System identifies as the beneficial owner of the Notes represented by the Global Note. Upon the issuance of Certificated Notes, the Registrar is required to register the Certificated Notes in the name of that person or persons, or their nominee, and cause the Certificated Notes to be delivered thereto.

In connection with the exchange of a Certificated Note, or a portion thereof, for a beneficial interest in a Global Note, the Trustee shall cancel such Certificated Note, or portion thereof, and the Company shall execute, and the Trustee shall authenticate and deliver, to the transferring Holder a new Certificated Note representing the principal amount not so transferred.

(4)               Transfer and Exchange of the Notes. Any Holder of a Global Note shall, by acceptance of the Global Note, agree that transfers of beneficial interests in such Global Notes may be effected only through a book-entry procedures maintained by such Holder (or its agent), and that, subject to Section 401(3), ownership of a beneficial interest in the Notes represented thereby shall be required to be reflected in book-entry form. Transfers of a Global Note shall be limited to transfers in whole, and not in part, to the CSK, its successors and their respective nominees. Interests of beneficial owners in a Global Note shall be transferred in accordance with the rules and procedures of Euroclear and Clearstream.

(5)               Legends. Each Global Note shall bear the following legend on the face thereof:

THIS CERTIFICATE IS A GLOBAL NOTE WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF THE NOMINEE OF THE ENTITY APPOINTED AS COMMON SAFEKEEPER (THE “CSK”) FOR CLEARSTREAM BANKING, S.A. (“CLEARSTREAM”) AND EUROCLEAR BANK SA/NV (“EUROCLEAR,” AND TOGETHER WITH CLEARSTREAM, THE “CLEARING SYSTEMS”).

TRANSFERS OF THIS GLOBAL NOTE SHALL BE LIMITED TO TRANSFERS IN WHOLE, And NOT IN PART, TO NOMINEES OF THE CSK OR TO A SUCCESSOR THEREOF OR SUCH SUCCESSOR’S NOMINEE.

Section 402 Certain Terms of the Notes.

The terms of the Notes are established as set forth in Article Three, this Section, in Section 403 and as further established in the form of Note attached hereto as Exhibit A. The terms and notations contained in the Notes shall constitute, and are hereby expressly made, a part of the Original Indenture as supplemented by this Fourth Supplemental Indenture, and the Company, the Guarantor and the Trustee, by their execution and delivery of this Fourth Supplemental Indenture, expressly agree to such terms and provisions and to be bound thereby.

(1)               Title. The Notes shall constitute a series of Securities having the title “1.350% Senior Notes due 2028.”

(2)               Principal Amount. The Notes shall initially be limited to an aggregate principal amount of Five Hundred Million EURO (€500,000,000). The Company may, from time to time, without notice to or the consent of any Holders, create and issue additional debt securities having the same terms as the Notes in all respects, except for the issue date, public offering price and, under certain circumstances, the date from which interest begins to accrue and the first payment of interest thereon, provided that (i) such issuance complies with the covenants set forth in the Indenture and (ii) any additional debt securities must be fungible with the previously outstanding Notes for U.S. federal income tax purposes. Additional debt securities issued in this manner shall be consolidated with, and shall form a single series of debt securities under the Indenture with, the Notes. The Notes and any additional debt securities shall rank equally and ratably in right of payment and shall be treated as a single series of debt securities for all purposes under the Indenture.

(3)               Maturity Date; Principal Repayment. The Notes shall mature on April 15, 2028 (the “Stated Maturity Date”), unless redeemed prior to such date in accordance with Section 403. The principal of, and premium, if any, and interest, if any, on, each Note payable at maturity or earlier redemption shall be paid against presentation and surrender of the Note at the Office or Agency maintained for such purpose in London, initially the Office of the Paying Agent, or by electronic means, in Euro.

(4)               Interest Rate. Interest on the Notes shall accrue at the rate of 1.350% per year from, and including, September 19, 2019 or the most recent interest payment date to which interest has been paid or provided for, as the case may be, and shall be payable annually in arrears on April 15 of each year, beginning on April 15, 2020 (short first coupon) (each, an “Interest Payment Date”). The interest so payable shall be paid to each Holder in whose name a Note is registered at the close of business on the Business Day immediately preceding the applicable Interest Payment Date. Interest on the Notes shall be computed on the basis of an ACTUAL/ACTUAL (ICMA) (as defined in the rulebook of the International Capital Market Association) day count convention. Interest on the Notes due on an Interest Payment Date shall be payable to the Paying Agent by electronic means, in Euro. Interest payable on Global Notes shall be made in immediately available funds to the Clearing Systems or to the nominee of the CSK, as the case may be, as the registered Holder of such Global Note. If any of the Notes are no longer represented by Global Notes, payment of interest on Certificated Notes may, at the option of the Company, the Guarantor or the Operating Partnership if an Operating Partnership Guarantee has been issued, as applicable, be made by electronic means directly to Holders at their registered addresses.

(5)               Issuance in Euro. Principal of, and premium, if any, and interest on the Notes shall be payable in Euro. If Euro is unavailable to the Company, the Guarantor or the Operating Partnership if an Operating Partnership Guarantee has been issued, as applicable, due to the imposition of exchange controls or other circumstances beyond the Company’s, the Guarantor’s or the Operating Partnership’s, as applicable, control or the Euro is no longer used by the member states of the European Monetary Union that have adopted the Euro as their currency for the settlement of transactions by public institutions within the international banking community, then all payments in respect of the Notes shall be made in Dollars until Euro is again available to the Company, the Guarantor or the Operating Partnership, as applicable, or so used. In such case, the amount payable on any date in Euro shall be converted to Dollars on the basis of the Market Exchange Rate on the second Business Day before the date that payment is due, or if such Market Exchange Rate is not then available, on the basis of the most recently available Market Exchange Rate on or before the date that payment is due. Any payment in respect of the Notes so made in Dollars shall not constitute an Event of Default under the Indenture. Neither the Trustee nor any Paying Agent shall be responsible for obtaining exchange rates, effecting conversions or otherwise handling re-denominations.

(6)               Sinking Fund Provisions. The Notes shall not be entitled to the benefits of, or be subject to, any sinking fund.

(7)               Guarantee. The Guarantee of the Guarantor under Article Four of the Original Indenture shall apply to the Notes by virtue of the Guarantor’s execution and delivery of the Fourth Supplemental Indenture.

Section 403 Redemption.

(1)               Optional Redemption. The Notes shall be redeemable, at the Company's sole option, in whole at any time or in part from time to time, in each case prior to January 15, 2028 (i.e., three months prior to the Stated Maturity Date), for cash, at a Redemption Price equal to the greater of (1) 100% of the principal amount of the Notes to be redeemed or (2) the sum of the present values of the remaining scheduled payments of principal of and interest on the Notes to be redeemed (exclusive of unpaid interest accrued to, but not including, such Redemption Date), discounted to such Redemption Date on an annual basis (ACTUAL/ACTUAL (ICMA) (as defined in the rulebook of the International Capital Market Association)) at the Comparable Government Bond Rate plus 0.350%, plus, in each case, unpaid interest, if any, accrued to, but not including, such Redemption Date.

In addition, at any time on or after January 15, 2028 (i.e., three months prior to the Stated Maturity Date), the Notes shall be redeemable, at the Company's sole option, in whole at any time or in part from time to time, for cash, at a Redemption Price equal to 100% of the principal amount of the Notes to be redeemed plus unpaid interest, if any, accrued to, but not including, such Redemption Date. Notwithstanding the foregoing, interest shall be payable to Holders of the Notes on the Regular Record Date applicable to an Interest Payment Date falling on or before such Redemption Date.

(2)               Redemption for Tax Reasons. Section 1208 of the Original Indenture shall apply and “date of the issuance” as used in Section 1208 shall mean September 19, 2019.

(3)               Notice of Redemption. The Company (or, at the Company's request, the Paying Agent on its behalf) must transmit a notice of redemption to each Holder of Notes to be redeemed at least 30 days but not more than 60 days prior to the Redemption Date. Such notice of redemption shall specify the principal amount of Notes to be redeemed, the CUSIP, ISIN and Common Code numbers of the Notes to be redeemed, the Redemption Date, the Redemption Price, the place or places of payment and that payment shall be made upon presentation and surrender of such Notes. Once notice of redemption is delivered to Holders, the Notes called for redemption shall become due and payable on the Redemption Date at the Redemption Price. On the Redemption Date, the Company, the Guarantor or the Operating Partnership if an Operating Partnership Guarantee has been issued, as applicable, shall deposit with the Trustee or the Paying Agent an amount of money sufficient to redeem on the Redemption Date all the Notes so called for redemption at the Redemption Price.

In the case of a redemption of Notes represented by a Global Note, the Clearing Systems shall select the Notes for redemption according to the Clearing Systems’ stated procedures therefor, and the Registrar shall record such redemption in the Security Register and shall provide details of such redemption to the Clearing Systems. In the case of a redemption of Notes represented by a Global Note, the Paying Agent shall instruct the Clearing Systems to make such appropriate entries in their records in respect of all Notes redeemed by the Company to reflect such redemptions.

Unless there is a default in payment of the Redemption Price, on and after the Redemption Date, interest shall cease to accrue on the Notes or any portion of the Notes called for redemption from and including the Redemption Date.

If less than all of the Notes are to be redeemed, the Trustee, upon prior notice from the Company, shall select the Notes to be redeemed, which, in the case of Notes in book-entry form, shall be in accordance with the procedures of the applicable depositary or common safekeeper. The Trustee may select Notes and portions of Notes in amounts of €100,000 and integral multiples of €1,000 in excess thereof.

Section 404 Additional Terms.

The terms of this Section 404 apply solely to the Notes and shall not affect the rights under the Original Indenture of the Holders of Securities of any other series.

(1)               Defeasance. For purposes of Article Five under the Original Indenture, “Government Obligations” has the meaning set forth below:

“Government Obligations” means securities denominated in Euro that are (i) direct obligations of the Federal Republic of Germany, where the payment or payments thereunder are supported by the full faith and credit of the German government or (ii) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the Federal Republic of Germany, where the timely payment or payments thereunder are unconditionally guaranteed as a full faith and credit obligation by the German government, and which, in the case of (i) or (ii), are not callable or redeemable at the option of the issuer or issuers thereof, and shall also include a depositary receipt issued by a bank or trust company as custodian with respect to any such Government Obligation or a specific payment of interest on or principal of or other amount with respect to any such Government Obligation held by such custodian for the account of the holder of a depositary receipt; provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depositary receipt from any amount received by the custodian in respect of the Government Obligation or the specific payment of interest on or principal of or other amount with respect to the Government Obligation evidenced by such depositary receipt; provided, however, if the Euro is no longer used by the member states of the European Monetary Union that have adopted the Euro as their currency or for the settlement of transactions by public institutions within the international banking community, then all references herein to “Euro” shall be “U.S. Dollars,” “Federal Republic of Germany” shall be “United States” and “German government” shall be “United States Government”.

(2)               Notes Outstanding. In addition to the terms provided for in the Original Indenture, in the case of a Global Note, save for the purposes of determining Notes that are outstanding for consent or voting purposes under the Indenture, the Trustee shall rely on the records of the Clearing Systems in relation to any determination of the principal amount outstanding of such Global Note. For this purpose, “records” means the records that each of the Clearing Systems holds for its customers which reflect the amount of such customer’s interest in the Notes.

Article Five

MISCELLANEOUS

Section 501 Relationship with Indenture.

The terms and provisions contained in the Original Indenture shall constitute, and are hereby expressly made, a part of this Fourth Supplemental Indenture. However, to the extent any provision of the Original Indenture conflicts with the express provisions of this Fourth Supplemental Indenture, the provisions of this Fourth Supplemental Indenture shall govern and be controlling.

Section 502 Trust Indenture Act Controls.

If any provision of this Fourth Supplemental Indenture limits, qualifies or conflicts with another provision that is required to be included in this Fourth Supplemental Indenture by the Trust Indenture Act, the required provision shall control. If any provision of this Fourth Supplemental Indenture modifies or excludes any provision of the Trust Indenture Act which may be so modified or excluded, the latter provision shall be deemed to apply to this Fourth Supplemental Indenture as so modified or excluded, as the case may be.

Section 503 Disclaimer.

None of the Trustee, the Registrar, Transfer Agent nor any Paying Agent shall be liable for any failure on the part of the CSK to effectuate any Global Note or for any failure on the part of the CSK to do so in a timely manner, unless it shall be proved that the Trustee, Registrar, Transfer Agent or Paying Agent was negligent in instructing the CSK to effectuate any such Global Note in accordance with the applicable provision hereof; provided, that the Trustee, Registrar, Transfer Agent or Paying Agent shall not be deemed to have acted with negligence if it shall have given such instructions in the manner and by the time prescribed by the CSK, provided further that in the absence of any such prescribed manner or timing, the Trustee, Registrar, Transfer Agent or Paying Agent shall be entitled to give, and shall incur no liability hereunder if it shall give, such instructions by facsimile transmission (without any requirement for telephonic confirmation) to a telephone number provided by the CSK for such purpose or by email to an email address provided by the CSK for such purpose and shall be protected in giving and shall incur no liability hereunder in giving such instructions no later than one Business Day after the applicable Global Note shall have been delivered to the Registrar for authentication.

Section 504 Governing Law.

This Fourth Supplemental Indenture shall be governed by, and construed in accordance with, the laws of the State of New York without regard to conflicts of law principles of such State other than New York General Obligations Law Section 5-1401.

Section 505 Multiple Counterparts.

The parties may sign multiple counterparts of this Fourth Supplemental Indenture. Each signed counterpart shall be deemed an original but all of them together represent one and the same Fourth Supplemental Indenture.

Section 506 Severability.

Each provision of this Fourth Supplemental Indenture shall be considered separable and if for any reason any provision that is not essential to the effectuation of the basic purpose of this Fourth Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby and a Holder shall have no claim therefor against any party hereto.

Section 507 Ratification.

The Original Indenture, as supplemented and amended by this Fourth Supplemental Indenture, is in all respects ratified and confirmed. The Original Indenture and this Fourth Supplemental Indenture shall be read, taken and construed as one and the same instrument. All provisions included in this Fourth Supplemental Indenture supersede any conflicting provisions included in the Original Indenture unless not permitted by law. The Trustee accepts the trusts created by the Original Indenture, as supplemented by this Fourth Supplemental Indenture, and agrees to perform the same upon the terms and conditions of the Original Indenture, as supplemented by this Fourth Supplemental Indenture. The recitals and statement contained herein shall be taken as the respective statements of the Company and the Guarantor, as applicable, and the Trustee assumes no responsibility for their correctness. The Trustee makes no representations as to the validity or sufficiency of this Fourth Supplemental Indenture.

Section 508 Headings.

The Section headings in this Fourth Supplemental Indenture are for convenience only and shall not affect the construction thereof.

Section 509 Effectiveness.

The provisions of this Fourth Supplemental Indenture shall become effective as of the date hereof.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have caused this Fourth Supplemental Indenture to be duly executed all as of the day and year first above written.

WPC Eurobond B.V., as Issuer

By:	/s/ Ramses van Toor
Name:	Ramses van Toor
Title:	Managing Director A

By:	/s/ ToniAnn Sanzone
Name:	ToniAnn Sanzone
Title:	Managing Director B

W. P. CAREY INC., as Guarantor

By:	/s/ ToniAnn Sanzone
Name:	ToniAnn Sanzone
Title:	Chief Financial Officer

U.S. BANK NATIONAL ASSOCIATION,
as Trustee

By:	/s/ Raymond S. Haverstock
Name:	Raymond S. Haverstock
Title:	Vice President

[Signature Page to Fourth Supplemental Indenture]

EXHIBIT A

[FORM OF FACE OF NOTE]

THIS CERTIFICATE IS A GLOBAL NOTE WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF THE NOMINEE OF THE ENTITY APPOINTED AS COMMON SAFEKEEPER (THE “CSK”) FOR CLEARSTREAM BANKING, S.A. (“CLEARSTREAM”) AND EUROCLEAR BANK SA/NV (“EUROCLEAR” AND, TOGETHER WITH CLEARSTREAM, THE “CLEARING SYSTEMS”). TRANSFERS OF THIS GLOBAL NOTE SHALL BE LIMITED TO TRANSFERS IN WHOLE, AND NOT IN PART, TO NOMINEES OF THE CSK OR TO A SUCCESSOR THEREOF OR SUCH SUCCESSOR’S NOMINEE.

WPC Eurobond B.V.

1.350% Senior Note due 2028

REGISTERED	PRINCIPAL AMOUNT: €500,000,000

No. R-1

ISIN: XS2052968596
Common Code: 205296859

This certifies that the person whose name is entered in the register maintained by the Registrar in relation to the Notes (the “Register”) is the duly registered holder (the “Holder”) of Notes in the aggregate principal amount of €500,000,000 or such other amount as is shown on Register as being represented by this Global Note and is duly endorsed (for information purposes only) in the fourth column of the Schedule of Increases and Decreases in Note attached to this Global Note.

WPC Eurobond B.V., a Dutch private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid) promises to pay to each Holder the aggregate principal amount shown on the Register as being represented by this Global Note on April 15, 2028 (the “Stated Maturity Date”).

Interest Payment Date: April 15 of each year, commencing April 15, 2020 (short first coupon).

Regular Record Date: The Business Day immediately preceding the applicable Interest Payment Date.

Issue Date: September 19, 2019

Additional provisions of this Note are set forth on the reverse side hereof.

IN WITNESS WHEREOF, the Issuer has caused this instrument to be duly executed.

WPC EUROBOND B.V.

By:
Name:
Title:

By:
Name:
Title:

TRUSTEE’S CERTIFICATE OF
AUTHENTICATION

U.S. Bank National Association, as
Trustee, certifies that this is one of the Notes
referred to in the Indenture.

By:
Authorized Signatory

Date: September___, 2019
EFFECTUATED for and on behalf of

CLEARSTREAM BANKING, S.A.

as common safekeeper, without recourse,
warranty or liability

By:
Authorized Signatory

Date: September ___, 2019

[FORM OF REVERSE SIDE OF GLOBAL NOTE]

1.350% Senior Note due 2028

General. This Note is one of a duly authorized issue of Securities of WPC Eurobond B.V., a Dutch private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid), as issuer (the “Company,” which term includes any successor Person under the Indenture hereinafter referred to), issued and to be issued in one or more series under an indenture (the “Original Indenture”), dated as of November 8, 2016, by and among the Company, the Guarantor and U.S. Bank National Association, as trustee (the “Trustee,” which term includes any successor trustee under the Indenture with respect to the series of Securities of which this Note is a part), as supplemented by a Fourth Supplemental Indenture thereto, dated as of September 19, 2019 (the “Fourth Supplemental Indenture,” and together with the Original Indenture, the “Indenture”), by and among the Company, the Guarantor and the Trustee. Reference is hereby made to the Indenture for a statement of the respective rights, limitations of rights, obligations, duties and immunities thereunder of the Company, the Guarantor, the Trustee and the Holders of the Securities, and of the terms upon which the Securities are, and are to be, authenticated and delivered. This Note is one of a duly authorized series of Securities designated as “1.350% Senior Notes due 2028” (collectively, the “Notes”), limited, except as specified below, in aggregate principal amount to Five Hundred Million EURO (€500,000,000). To the extent the terms of this Note conflict with the terms of the Indenture, the terms of this Note shall govern. For the avoidance of doubt, the Securities (1) shall be evidenced by this Global Note at all times, (2) are Registered Securities as such term is defined in the Indenture and (3) shall be registered as to both principal and stated interest with such principal and interest payable solely to the Holders thereof; the Company shall take no action that would cause the Securities to not meet the foregoing requirements.

The Guarantee. To guarantee the full and punctual payment when due, whether at maturity, upon redemption or repurchase, by acceleration or otherwise, of principal of and premium, if any, and interest on the Notes and all other obligations of the Company under this Indenture, whether at maturity, by acceleration or otherwise, according to the terms of the Notes and the Indenture, the Guarantor has fully, unconditionally and irrevocably guaranteed such obligations pursuant to the terms of the Indenture. The Guarantee is an unsecured and unsubordinated obligation of the Guarantor and ranks equally with all other unsecured and unsubordinated indebtedness and obligations of the Guarantor.

Payment of Interest. Interest on this Note shall be payable, annually in arrears, on each Interest Payment Date and shall be computed on the basis of an ACTUAL/ACTUAL (ICMA) (as defined in the rulebook of the International Capital Market Association) day count convention. The interest so payable, and punctually paid or duly provided for, on any Interest Payment Date shall, as provided in the Indenture, be paid to the Person in whose name this Note (or one or more Predecessor Notes) is registered at the close of business on the Business Day, as defined in the Indenture, immediately preceding such Interest Payment Date (the “Regular Record Date”). Any such interest not punctually paid or duly provided for on an Interest Payment Date (“Defaulted Interest”) shall forthwith cease to be payable to the Holder on such Regular Record Date, and such Defaulted Interest may be paid to the Person in whose name this Note (or one or more Predecessor Notes) is registered at the close of business on a special record date (the “Special Record Date”) for the payment of such Defaulted Interest to be fixed by the Trustee, notice whereof shall be given to Holders of Notes not less than 10 days prior to such Special Record Date, or may be paid at any time in any other lawful manner, not inconsistent with the requirements of the Irish Stock Exchange or any other securities exchange on which the Notes may be listed, all as more fully provided in the Indenture.

Interest on the Notes shall be payable to the Paying Agent by electronic means, in Euro. Interest payable on Global Notes shall be made in immediately available funds to the Clearing Systems or to the nominee of the CSK, as the case may be, as the registered Holder of such Global Note. If any of the Notes are no longer represented by Global Notes, payment of interest on the Notes in definitive form may, at the option of the Company, the Guarantor or the Operating Partnership if an Operating Partnership Guarantee has been issued, as applicable, be made by electronic means directly to Holders at their registered addresses.

Issuance in Euro. Principal of, and premium, if any, and interest on the Notes shall be payable in Euro. If Euro is unavailable to the Company, the Guarantor or the Operating Partnership if an Operating Partnership Guarantee has been issued, as applicable, due to the imposition of exchange controls or other circumstances beyond the Company’s, the Guarantor’s or the Operating Partnership’s, as applicable, control or the Euro is no longer used by the member states of the European Monetary Union that have adopted the Euro as their currency for the settlement of transactions by public institutions within the international banking community, then all payments in respect of the Notes shall be made in Dollars until Euro is again available to the Company, the Guarantor or the Operating Partnership, as applicable, or so used. In such case, the amount payable on any date in Euro shall be converted to Dollars on the basis of the Market Exchange Rate on the second Business Day before the date that payment is due, or if such Market Exchange Rate is not then available, on the basis of the most recently available Market Exchange Rate on or before the date that payment is due. Any payment in respect of the Notes so made in Dollars shall not constitute an Event of Default under the Indenture. Neither the Trustee nor any Paying Agent shall be responsible for obtaining exchange rates, effecting conversions or otherwise handling re-denominations.

“Market Exchange Rate” means the noon buying rate in the City of New York for cable transfers of Euro as certified for customs purposes (or, if not so certified, as otherwise determined) by the Federal Reserve Bank of New York.

Optional Redemption; Redemption for Tax Reasons. The provisions of Article Twelve of the Original Indenture (defined below) shall apply to this Note, as supplemented or amended by the following paragraphs.

The Notes shall be redeemable, at the Company's sole option, in whole at any time or in part from time to time, in each case prior to January 15, 2028 (i.e., three months prior to the Stated Maturity Date), for cash, at a Redemption Price equal to the greater of (1) 100% of the principal amount of the Notes to be redeemed or (2) the sum of the present values of the remaining scheduled payments of principal of and interest on the Notes to be redeemed (exclusive of unpaid interest accrued to, but not including, such Redemption Date), discounted to such Redemption Date on an annual basis (ACTUAL/ACTUAL (ICMA) (as defined in the rulebook of the International Capital Market Association)) at the Comparable Government Bond Rate plus 0.350%, plus, in each case, unpaid interest, if any, accrued to, but not including, such Redemption Date.

In addition, at any time on or after January 15, 2028 (i.e., three months prior to the Stated Maturity Date), the Notes shall be redeemable, at the Company's sole option, in whole at any time or in part from time to time, for cash, at a Redemption Price equal to 100% of the principal amount of the Notes to be redeemed plus unpaid interest, if any, accrued to, but not including, such Redemption Date.

If, as a result of any change in, or amendment to, the laws (or any regulations or rulings promulgated under the laws) of the Netherlands or the United States (or any taxing authority thereof or therein), as applicable, or any change in, or amendments to, an official position regarding the application or interpretation of such laws, regulations or rulings, which change or amendment is announced or becomes effective on or after September 19, 2019, the Company, the Guarantor or the Operating Partnership if an Operating Partnership Guarantee has been issued, as applicable, becomes or, based upon a written opinion of independent counsel selected by them, shall become obligated to pay Additional Amounts with respect to the Notes, then the Notes may be redeemed at the option of the Company, in whole, but not in part, at a Redemption Price equal to 100% of the principal amount of the Notes being redeemed plus unpaid interest, if any, accrued to, but not including, such Redemption Date.

Notwithstanding the foregoing, interest shall be payable to Holders of the Notes on the Regular Record Date applicable to an Interest Payment Date falling on or before such Redemption Date.

The following definitions shall apply with respect to the foregoing:

“Comparable Government Bond” means, in relation to any Comparable Government Bond Rate calculation, at the discretion of an Independent Investment Banker, a German government bond whose maturity is closest to the maturity of the Notes to be redeemed, or if the Independent Investment Banker in its discretion determines that such similar bond is not in issue, such other German government bond as such Independent Investment Banker may, with the advice of three brokers of, and/or market makers in, German government bonds selected by such Independent Investment Banker, determine to be appropriate for determining the Comparable Government Bond Rate.

“Comparable Government Bond Rate” means the price, expressed as a percentage (rounded to three decimal places, with 0.0005 being rounded upwards), at which the gross redemption yield on the Notes to be redeemed, if they were to be purchased at such price on the third Business Day prior to the date fixed for redemption, would be equal to the gross redemption yield on such Business Day of the Comparable Government Bond on the basis of the middle market price of the Comparable Government Bond prevailing at 11:00 a.m. (London time) on such Business Day as determined by an Independent Investment Banker.

“Independent Investment Banker” means each of Merrill Lynch International, J.P. Morgan Securities plc and Barclays Bank PLC and their respective successors, or, if none of such firms are willing or able to select the Comparable Government Bond, an independent investment banking institution of international standing appointed by the Company.

A-2

In order to exercise the Company’s right of optional redemption or redemption for tax reasons, the Company (or, at the Company's request, the Paying Agent on its behalf) must transmit a notice of redemption to each Holder of Notes to be redeemed at least 30 days but not more than 60 days prior to the Redemption Date. Such notice of redemption shall specify the principal amount of Notes to be redeemed, the CUSIP, ISIN and Common Code numbers of the Notes to be redeemed, the Redemption Date, the Redemption Price, the place or places of payment, and that payment shall be made upon presentation and surrender of such Notes. Once notice of redemption is delivered to Holders, the Notes called for redemption shall become due and payable on the Redemption Date at the Redemption Price. On the Redemption Date, the Company, the Guarantor or the Operating Partnership if an Operating Partnership Guarantee has been issued, as applicable, shall deposit with the Trustee or the Paying Agent an amount of money sufficient to redeem on the Redemption Date all the Notes so called for redemption at the Redemption Price.

Unless there is a default in payment of the Redemption Price, on and after the Redemption Date, interest shall cease to accrue on the Notes or any portion of the Notes called for redemption from and including the Redemption Date.

If less than all of the Notes are to be redeemed, the Trustee, upon prior notice from the Company, shall select the Notes to be redeemed, which, in the case of Notes in book-entry form, shall be in accordance with the procedures of the applicable depositary or common safekeeper. The Trustee may select Notes and portions of Notes in amounts of €100,000 and integral multiples of €1,000 in excess thereof.

Payment of Additional Amounts. All payments in respect of the Notes shall be made by Company, the Guarantor or the Operating Partnership if an Operating Partnership Guarantee has been issued, as applicable, without withholding or deduction for, or on account of, any present or future taxes, duties, assessments or governmental charges of whatever nature, imposed or levied by the Netherlands or the United States or any taxing authority thereof or therein, as applicable, unless such withholding or deduction is required by law. If such withholding or deduction is required by law, the Company, the Guarantor or the Operating Partnership if an Operating Partnership Guarantee has been issued, as applicable, shall pay to a Holder who is not a United States person, as applicable, such additional amounts (the “Additional Amounts”) on the Securities as are necessary in order that the net payment by the Company, the Guarantor or the Operating Partnership if an Operating Partnership Guarantee has been issued, as applicable, or a Paying Agent of principal of, and premium, if any, and interest on, the Securities to such Holder, after such withholding or deduction, shall not be less than the amount provided in the Securities to be then due and payable, provided, however, that the foregoing obligation to pay Additional Amounts shall not apply to the exceptions provided for in Section 1104 of the Original Indenture.

The Notes are subject in all cases to any tax, fiscal or other law or regulation or administrative or judicial interpretation applicable to the Notes. Except as specifically provided hereunder, neither the Company nor the Guarantor nor the Operating Partnership if an Operating Partnership Guarantee has been issued, as applicable, shall be required to make any payment for any tax, duty, assessment or governmental charge of whatever nature imposed by any government or a political subdivision or taxing authority of or in any government or political subdivision.

Place of Payment. The Company, the Guarantor or the Operating Partnership if an Operating Partnership Guarantee has been issued, as applicable, shall make payment of the principal of, or premium, if any, and interest on, this Note to the Paying Agent by electronic means, in Euro.

Time of Payment. If an Interest Payment Date, the Stated Maturity Date or any Redemption Date falls on a day that is not a Business Day, the required payment need not be made on such date, but may be made on the next succeeding Business Day with the same force and effect as if made on such Interest Payment Date, the Stated Maturity Date or such Redemption Date, as the case may be, and no additional interest shall accrue on such payment as a result of payment on such next succeeding Business Day.

Further Issuance. The Company may, from time to time, without notice to, or the consent of, the Holders of the Notes, increase the principal amount of the series of Notes and issue and sell additional Securities (“Additional Securities”) ranking equally and ratably with, and having the same interest rate, maturity and other terms as, the originally issued Notes (other than the issue date and, to the extent applicable, issue price, initial Interest Payment Date and initial date of interest accrual). Any such Additional Securities shall be consolidated, and constitute a single series of Securities, with the originally issued Notes for all purposes; provided, however, that any such Additional Securities that have the same CUSIP, ISIN, Common Code or other identifying number of any Outstanding Notes must be fungible with such Outstanding Notes for U.S. federal income tax purposes. If this Note is represented by a Global Note, details of such Additional Securities may be entered in the records of the relevant Clearing Systems such that the nominal amount of Notes represented by this Global Note may be increased by the amount of such Additional Securities so issued.

A-3

Possible Future Operating Partnership Guarantee. Upon and following consummation of the UPREIT Reorganization, if the Operating Partnership incurs or assumes any recourse Funded Debt, or guarantees or otherwise becomes obligated with respect to any other entity's Funded Debt, then the Guarantor shall cause the Operating Partnership, within 10 Business Days of such incurrence, assumption, guarantee or other action, to (i) execute and deliver to the Trustee a supplemental indenture, in form reasonably satisfactory to the Trustee, pursuant to which the Operating Partnership shall fully, unconditionally and irrevocably guarantee all of the payment and other obligations under the Notes in a timely manner on a senior unsecured basis on terms consistent with the Guarantee and (ii) deliver to the Trustee an Officer's Certificate and an opinion of counsel to the effect that each of such supplemental indenture and such Operating Partnership Guarantee has been duly authorized, executed and delivered by, and constitutes a valid, legally binding and enforceable obligation of, the Operating Partnership, except insofar as enforcement thereof may be limited by bankruptcy, insolvency or similar laws or by general principles of equity. Any such Operating Partnership Guarantee shall provide that holders of the Notes shall be entitled to proceed directly against the Operating Partnership without exercising their remedies against any other obligor.

Events of Default. If an Event of Default with respect to the Notes shall have occurred and be continuing, the principal of the Notes may be declared, and in certain cases shall automatically become, due and payable in the manner and with the effect provided in the Indenture.

Sinking Fund. The Notes are not subject to, or entitled to the benefits of, any sinking fund.

Satisfaction and Discharge. The Indenture contains provisions where, upon the Company’s direction and satisfaction of certain conditions, the Indenture shall cease to be of further effect with respect to the Notes, subject to the survival of specified provisions of the Indenture.

Legal Defeasance and Covenant Defeasance. The Indenture contains provisions for legal defeasance of certain obligations of the Company, the Guarantor and the Operating Partnership if an Operating Partnership Guarantee has been issued, as applicable, under this Note and the Indenture and covenant defeasance of certain obligations of the Company, the Guarantor and the Operating Partnership if an Operating Partnership Guarantee has been issued, as applicable, under the Indenture.

Modification and Waivers; Obligations of the Company Absolute. The Indenture permits, with certain exceptions as therein provided, the amendment thereof and the modification of the rights and obligations of the Company, Guarantor and the Operating Partnership if an Operating Partnership Guarantee has been issued, as applicable, and the rights of the Holders of the Securities. Such amendment and modification may be effected under the Indenture at any time by the Company and the Trustee with the consent of the Holders of a majority in aggregate principal amount of the Outstanding Securities of each series affected thereby (voting as separate classes). The Indenture also contains provisions permitting the Holders of a majority in aggregate principal amount of the Outstanding Securities of any series, on behalf of the Holders of all Outstanding Securities of such series, to waive compliance by the Company, the Guarantor or the Operating Partnership, as applicable, with certain provisions of the Indenture. Furthermore, provisions in the Indenture permit the Holders of a majority in aggregate principal amount of the Outstanding Securities of any series to waive, on behalf of the Holders of all Outstanding Securities of such series, certain past defaults under the Indenture and their consequences. Any such consent or waiver in respect of the Notes shall be conclusive and binding upon the Holder of this Note and upon all future Holders of this Note and of any Note issued upon the registration of transfer hereof or in exchange hereof or in lieu hereof, whether or not notation of such consent or waiver is made upon this Note.

No reference herein to the Indenture and no provision of this Note or of the Indenture shall alter or impair the obligation of the Company, the Guarantor or the Operating Partnership if an Operating Partnership Guarantee has been issued, as applicable, which is absolute and unconditional, to pay the principal of, and premium, if any, and interest on, this Note at the time, place, and rate, and in the coin or currency, herein prescribed.

Limitation on Suits. As set forth in, and subject to, the provisions of the Indenture, no Holder of any Note shall have any right to institute any proceeding, judicial or otherwise, with respect to the Indenture, or for the appointment of a receiver or trustee, or for any remedy thereunder, except in the case of failure of the Trustee, for 60 days, to act after it has received a written request to institute proceedings in respect of an Event of Default from the Holders of at least 25% in aggregate principal amount of the Outstanding Notes, as well as an offer of indemnity or security reasonably satisfactory to it, and no inconsistent direction has been given to the Trustee during such 60-day period by the Holders of a majority in aggregate principal amount of the Outstanding Notes. Notwithstanding any other provision of the Indenture, each Holder of a Note shall have the right, which is absolute and unconditional, to receive payment of the principal of, and premium, if any, and interest on, such Note on the respective due dates therefor and to institute suit for the enforcement therefor, and this right shall not be impaired without the consent of such Holder.

A-4

Authorized Denominations. The Notes are issuable only in registered form without coupons in minimum denominations of €100,000 or any integral multiple of €1,000 in excess thereof.

Effectuation. This Note shall not be valid for any purposes until it has been effectuated for or on behalf of the entity appointed as common safekeeper by the relevant Clearing Systems.

Registration of Transfer or Exchange. As provided in the Indenture and subject to certain limitations herein and therein set forth, the transfer of this Note is registrable in the register of the Notes maintained by the Security Registrar upon surrender of this Note for registration of transfer, at the Office of the Paying Agent (or, otherwise, in accordance with applicable procedures of Euroclear and Clearstream) duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Company and the Security Registrar duly executed by, the Holder hereof or his or her attorney duly authorized in writing, and thereupon one or more new Notes, of authorized denominations and for the same aggregate principal amount, shall be issued to the designated transferee or transferees. The Indenture is written with the intention of meeting the requirements for the Note to be in “registered form” within the meaning of Sections 163(f), 871(h)(2) and 881(c)(2) of the Internal Revenue Code of 1986, as amended (the “Code”) (and any other relevant or successor provisions of the Code) and is to be so construed.

As provided in the Indenture and subject to certain limitations herein and therein set forth, this Note is exchangeable for a like aggregate principal amount of Notes of different authorized denominations, as requested by the Holders surrendering the same.

No service charge shall be made for any such registration of transfer or exchange, but the Company, the Guarantor or the Operating Partnership if an Operating Partnership Guarantee has been issued, may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

Prior to due presentment of this Note for registration of transfer, the Company, the Guarantor or the Operating Partnership if an Operating Partnership Guarantee has been issued, as applicable, the Trustee and any agent of the Company, the Guarantor, the Operating Partnership if an Operating Partnership Guarantee has been issued, the Trustee or the Paying Agent may treat the Holder as the owner hereof for all purposes, whether or not this Note be overdue, and none of the Company, the Guarantor or the Operating Partnership if an Operating Partnership Guarantee has been issued, as applicable, the Trustee, the Paying Agent or any such agent shall be affected by notice to the contrary.

Defined Terms. All terms used but not defined in this Note shall have the meanings assigned to them in the Indenture.

Governing Law. The Indenture and this Note shall be governed by, and construed in accordance with, the laws of the State of New York without regard to conflicts of law principles of such State other than New York General Obligations Law Section 5-1401. EACH OF THE COMPANY, the Guarantor AND THE TRUSTEE HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THE INDENTURE, THE NOTES OR THE TRANSACTION CONTEMPLATED HEREBY.

Unless the certificate of authentication hereon has been executed by the Trustee by manual signature, this Note shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.

The Company has caused “ISIN” numbers and a Common Code to be printed on the Notes as a convenience to the Holders of the Notes. No representation is made as to the correctness or accuracy of such ISIN number or Common Code printed on the Notes, and reliance may be placed only on the other identification numbers printed hereon.

A-5

ASSIGNMENT

FOR VALUE RECEIVED, the undersigned hereby sell(s), assign(s) and transfer(s) unto

PLEASE INSERT SOCIAL SECURITY NUMBER OR OTHER IDENTIFYING NUMBER OF ASSIGNEE

(Please print or typewrite name and address,
including postal zip code, of assignee)

the within Note and all rights thereunder, and hereby irrevocably constitutes and appoints to transfer said Note on the books of the Trustee, with full power of substitution in the premises.

Dated:
NOTICE: The signature to this assignment must correspond with the name as written upon the face of the within Note in every particular, without alteration or enlargement or any change whatsoever.

Signature Guarantee

A-6

SCHEDULE OF INCREASES OR DECREASES IN NOTE

The following increases or decreases in this Note have been made:

Date of Exchange	Amount of decrease in Principal Amount of this Note	Amount of increase in Principal Amount of this Note	Principal Amount of this Note following such decrease or increase	Signature of authorized signatory of Common Service Provider to the Clearing Systems